Exhibit 8.1

September 30, 2013
Hi-Crush Partners LP Three Riverway, Suite 1550 Houston, TX 77056	Fulbright & Jaworski LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Re: Hi-Crush Partners LP Registration Statement on Form S-3.

Ladies and Gentlemen:

We have acted as counsel to Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), Hi-Crush Finance Corp., a Delaware corporation (“Finance Corp.”), and certain other subsidiaries of the Partnership with respect to certain legal matters in connection with the preparation of a prospectus dated on or about the date hereof (the “Prospectus”), forming part of the Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”), relating to (A) the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the Partnership, from time to time, of (1) common units representing limited partner interests in the Partnership; (2) partnership securities; (3) debt securities of the Partnership, which may be co-issued by Finance Corp.; and (4) guarantees of debt securities by certain subsidiaries of the Partnership, and (B) the registration of 702,851 common units for offer and sale by the selling unitholder named in the Registration Statement. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material Tax Considerations” in the Registration Statement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Fulbright & Jaworski LLP with respect to the matters set forth therein as of the date of the Registration Statement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statements, (ii) certain other filings made by the Partnership with the SEC, and (iii) other information provided to us by the Partnership.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement and to the reference of our firm in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

Fulbright & Jaworski LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz, Inc.), each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

Hi-Crush Partners LP September 30, 2013 Page 2

Very truly yours,

/s/ Fulbright & Jaworski LLP

Fulbright & Jaworski LLP